Rule 424(b)(3)
                                                                33-62727


                    SUPPLEMENT NUMBER 5 DATED JULY 25, 1997
                     TO PROSPECTUS DATED SEPTEMBER 26, 1995

                          READING & BATES CORPORATION

                                  Common Stock


     The  Prospectus dated September 26, 1995 is hereby supplemented by the
addition   of   the  following  information  under  the  caption   "SELLING
STOCKHOLDERS" therein.

     Set forth below are the names of each Selling Stockholder, the number of shares of Common Stock owned as of July 25, 1997 by each Selling
Stockholder,  the  number of Shares which may be offered  by  each  Selling
Stockholder, the number of shares of Common Stock to be owned by each Selling Stockholder upon completion of the offering contemplated hereby and the percentage of total shares of Common Stock outstanding owned by each Selling Stockholder upon completion of the offering contemplated hereby.

                                                                     Percent
                                                                     of total
                                     Number of         Number of      shares
                                    shares which        shares     outstanding
                           Number  may be offered      owned if     owned upon
Selling                    shares    pursuant to      all shares    completion
  Stockholder             owned(1) this Prospectus are sold (1)(2) of offering
-------------             -------- --------------- --------------- -----------
Greenwing Investments,
 Inc. (3)                    1,733         1,733               0          *
Knights of Columbus         59,857        32,000          27,857          *
Chemical Investments,
 Inc. (3)                  547,309       547,309               0          *
Workships Intermediaries,
 N.V. (3)                  303,168       303,168               0          *
                           -------       -------          ------         --
     Total:                912,067       884,210          27,857          *
                           =======       =======          ======         ==
_______________________
* Less than one percent

(1) Includes shares of Common Stock as to which such Selling Stockholder is the "beneficial owner" as defined in Rule 13d-3 under the Exchange Act, except that (i) shares of Common Stock which may be deemed, pursuant to such Rule, to be beneficially owned by more than one Selling Stockholder are included only for the Selling Stockholder which may currently offer and sell such Shares pursuant to the Registration Statements and (ii) securities, if any, that may be held by a Selling Stockholder or its affiliates in investment accounts, trust accounts, custody accounts or other similar fiduciary capacities are excluded from the above table.

(2) Assumes no other acquisition of shares of Common Stock after the date of this Prospectus.

(3) Based upon information contained in a Schedule 13D, as amended as of March 7, 1995, which was filed by BCL Investment Partners, L.P. ("BCL") and the other reporting persons (the "Reporting Persons") named therein, and upon certain other information available to the Company, effective November 14, 1994, the partners of BCL voted to dissolve BCL, and BCL distributed to its partners substantially all of its assets, including 60,250 shares of Common Stock held by it. In addition, BCL conveyed 20,000 shares of Common Stock of the Company to Greenwing Investments, Inc. ("Greenwing"), to be held in trust to satisfy liabilities of BCL; however, according to information available to the Company, all but 1,733 shares have been sold. To the extent any such shares remain after Greenwing determines that all liabilities of BCL have been discharged or provided for, such remaining shares will be distributed to the former partners of BCL in proportion to their ownership interests in BCL. The Schedule 13D states that as a result of such distribution and dissolution, BCL no longer holds any shares of Common Stock in its name and the Reporting Persons ceased to constitute or act as a group with respect to their ownership of shares of Common Stock. Based upon the Schedule 13D and other information available to the Company, the Company believes that Dr. Macko Laqueur (a director of the Company) controls Workship Intermediaries, N.V. and Paul B. Loyd, Jr., the Company's chairman and chief executive officer, controls Greenwing. Chemical Investment, Inc. is an indirect wholly-owned subsidiary of Chemical Banking Corporation. Mr. Arnold L. Chavkin (a director of the Company) is president of the Chemical Banking Corporation affiliate which controls Chemical Investments, Inc.